As filed with the Securities and Exchange Commission on June 27, 2014

Registration No. 333-158280

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_________________

Mercantile Bank Corporation

(Exact name of registrant as specified in its charter)

Michigan	38-3360865
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
of incorporation or organization)

310 Leonard Street NW, Grand Rapids, Michigan, 49504

(Address of Principal Executive Offices)     (Zip Code)

Mercantile Bank Corporation Employee Stock Purchase Plan of 2002

(Full title of the plan)

Charles E. Christmas

Mercantile Bank Corporation

310 Leonard Street NW

Grand Rapids, Michigan 49504

(Name and address of agent for service)

(616) 406-3000

(Telephone number, including area code, of agent for service)

Copies of Communications to:

Bradley J. Wyatt

Dickinson Wright PLLC

350 S. Main Street, Suite 300

Ann Arbor, Michigan 48104

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Explanatory Note

Mercantile Bank Corporation (the “Company”) is filing this Post-Effective Amendment No. 1 to deregister certain securities originally registered by the Company pursuant to its Registration Statement on Form S-8 (File No. 333-158280) filed and effective March 30, 2009 (the “2009 Registration Statement”), with respect to 3,942 shares of the Company’s Common Stock (the “ESPP Carried Forward Shares”) that were previously registered for offer and sale pursuant to the Mercantile Bank Corporation Employee Stock Purchase Plan of 2002 (the “2002 Plan”).

On June 26, 2014, the Company’s board of directors approved the Mercantile Bank Corporation Employee Stock Purchase Plan of 2014 (the “2014 Plan”), which replaces the 2002 Plan.

Accordingly, the Company files this Post-Effective Amendment No. 1 to deregister the ESPP Carried Forward Shares registered under the 2009 Registration Statement. The Company is concurrently filing a separate registration statement on Form S-8 to, among other things, register the offer and sale under the 2014 Plan of 250,000 shares of the Company’s Common Stock, comprised of (i) 246,058 newly registered shares, plus (ii) 3,942 ESPP Carried Forward Shares.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Michigan on June 27, 2014.

Mercantile Bank Corporation

By	/s/ Charles E. Christmas
Charles E. Christmas, Senior Vice President, Chief Financial Officer and Treasurer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933.